UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 27, 2026

Brixmor Property Group Inc.

Brixmor Operating Partnership LP

(Exact Name of Registrant as Specified in Charter)

Maryland Delaware	001-36160 333-201464-01	45-2433192 80-0831163
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Park Avenue

New York, New York 10017

(Address of Principal Executive Offices, and Zip Code)

(212) 869-3000

Registrant’s Telephone Number, Including Area Code

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BRX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Brixmor Property Group Inc. Yes ☐ No ☒	Brixmor Operating Partnership LP Yes ☐ No ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Brixmor Property Group Inc. ☐	Brixmor Operating Partnership LP ☐

Item 1.01	Entry into a Material Definitive Agreement

Overview

As described in more detail below, on September 27, 2026, EP/BRX Holdings LLC (the “JV Purchaser”), a new joint venture between Brixmor Operating Partnership LP (the “Operating Partnership”), which is the operating partnership of Brixmor Property Group Inc. (“Brixmor”), and funds affiliated with Everview Partners, L.P. (“Everview”) entered into the agreements described below, pursuant to which the JV Purchaser agreed to acquire Slate Grocery REIT (“Slate”), an externally-managed trust created under and in accordance with the laws of the Province of Ontario that is a public company listed on the Toronto Stock Exchange which owns and operates a portfolio of U.S. shopping centers (the “Slate Transaction”).

Pursuant to the terms of the joint venture described below, upon the closing of the Slate Transaction, Brixmor will effectively acquire a portfolio of 23 grocery-anchored shopping centers, representing a 100% interest in 22 centers and a 50% interest in one center (together, the “Brixmor Portfolio”) for $636 million, and the JV Purchaser will acquire the remaining 92 assets (the “JV Portfolio”) for $1.71 billion.

The Operating Partnership and Everview have entered into an interim investors agreement related to the joint venture that provides, among other things, that each party will negotiate in good faith to enter into, upon or prior to the closing of the Slate Transaction, a joint venture agreement consistent with an agreed upon term sheet. Such term sheet addresses the material terms of the joint venture, including:

•	that the Operating Partnership will control all decisions related to, and be entitled to all the economic rights associated with, the Brixmor Portfolio;
•	that Everview will have an 80% common interest in the JV Portfolio and the Operating Partnership will have a 20% common interest in the JV Portfolio;
•	that the Operating Partnership will serve as the managing member of the JV Purchaser, subject to Everview’s rights of removal for certain specified cause events and to approve certain specified major decisions;
•	that the Operating Partnership will serve as asset manager, property manager, and leasing representative for the JV Portfolio and be entitled to fees for its services;
•	that in addition to contributing its 20% portion of the cash purchase price allocable to the JV Portfolio in the Slate Transaction, expected to be approximately $112 million, the Operating Partnership will make a preferred equity investment of approximately $174 million in the JV Purchaser, with a 9% preferential annual dividend; and
•	provisions related to the sale of properties in the JV Portfolio, including that (i) the parties will agree to a strategy for the near-term sale of certain properties, (ii) that either party may force a sale of individual properties after the third anniversary of the closing of the Slate Transaction, subject to limitations related to tax consequences and customary “rights of first offer” for the other party, and (iii) that either party may force a sale of the JV Portfolio after the seventh anniversary of the closing of the Slate Transaction, subject to customary “rights of first offer” for the other party.

The interim investors agreement also provides (i) that the Operating Partnership and Everview will act jointly to cause the joint venture to comply with its obligations, satisfy its closing conditions and exercise its rights (as applicable) under the Arrangement Agreement, the NAEF Purchase Agreement and the Equity Commitment Letters (all as defined below), (ii) that in the event either party causes the JV Purchaser to fail to satisfy its obligations pursuant to its Equity Commitment Letter, and the Arrangement Agreement is consequently terminated by Slate, that the defaulting party will be responsible for 100% of the Purchaser Termination Fee (defined below) and other expenses of the non-defaulting party, and (iii) other expense sharing arrangements.

Arrangement Agreement

On September 27, 2026, the JV Purchaser, a Delaware limited liability company, which as noted above is a joint venture formed by the Operating Partnership and Everview, entered into an Arrangement Agreement (the “Arrangement Agreement”) with Slate and 1001700324 Ontario Inc., a corporation existing under the laws of the Province of Ontario. The Arrangement Agreement provides that, upon the terms and subject to the conditions set forth therein, the JV Purchaser will acquire all of the issued and outstanding units of beneficial interest of Slate (the “Units”) pursuant to a statutory plan of arrangement under section 182 of the Business Corporations Act (Ontario) and section 60 of the Trustee Act (Ontario) (the “Arrangement”). Each capitalized term used herein but not otherwise defined has the meaning given to it in the Arrangement Agreement.

The Arrangement and the other transactions contemplated by the Arrangement Agreement were unanimously approved and declared advisable by the board of trustees of Slate (the “Slate Board”) (with interested trustees abstaining from voting), upon the unanimous recommendation of the special committee of independent members of Slate Board (the “Slate Special Committee”), which also directed that approval of the Arrangement be submitted for consideration by Slate’s unitholders (the “Unitholders”) at a special meeting to be called for that purpose and, except as may be permitted under the Arrangement Agreement, resolved to recommend that the Unitholders vote in favor of the Arrangement.

The Arrangement Agreement and the other transactions contemplated by the Arrangement Agreement were approved and declared advisable by Brixmor’s board of directors, which has determined that the Arrangement Agreement and the transactions contemplated thereby are in the best interests of Brixmor.

Treatment of Units

Pursuant to the terms and subject to the conditions set forth in the Arrangement Agreement, at the effective time of the Arrangement (the “Effective Time”), each Unit issued and outstanding as of immediately prior to the Effective Time will be cancelled and converted into the right to receive cash consideration equal to $13.00 per Unit (the “Consideration”), subject to certain adjustments described in the Arrangement Agreement. The Consideration includes an Additional Consideration component that functions as a ticking fee, calculated at a rate of $0.002482 per Unit for each calendar day elapsed after January 20, 2027, until (but not including) the Closing Date, rounded to the nearest one-hundredth of a cent (which equates to approximately $150,000 per day in the aggregate based on the estimated unit count at closing).

Closing Conditions

The consummation of the Arrangement is subject to certain customary closing conditions, including, among others: (i) approval of the Arrangement by the affirmative vote of at least two-thirds of the votes cast by Unitholders present in person or virtually or represented by proxy at the special meeting, voting as a single class, and (ii) approval of the Arrangement by a majority of the votes cast by such Unitholders, excluding the votes of certain specified persons (the “Required Approval”). The obligations of the parties to consummate the Arrangement are not subject to any financing condition.

Termination of the Arrangement Agreement; Termination Payments

The Arrangement Agreement contains customary termination rights for both the JV Purchaser and Slate, including the right of either party to terminate the Arrangement Agreement if (i) the Required Approval is not obtained at the special meeting of Unitholders or any adjournment or postponement thereof, (ii) any law becomes effective that makes consummation of the Arrangement illegal or otherwise permanently prohibits or enjoins the consummation of the Arrangement, or (iii) the Effective Time has not occurred on or before March 27, 2027 (the “Outside Date”).

The Arrangement Agreement may also be terminated under certain specified circumstances, including by Slate if (i) the JV Purchaser breaches its representations, warranties, covenants or agreements in a manner that would cause the related closing conditions not to be satisfied, subject to applicable cure rights, (ii) prior to obtaining the Required Approval, the Slate Board authorizes Slate to enter into a definitive agreement with respect to a Superior Proposal, subject to compliance with the applicable matching rights provisions and payment of the Slate Termination Fee (as defined below), or (iii) following satisfaction or waiver of the conditions to the JV Purchaser’s obligation to close, Slate has confirmed in writing that it is ready, willing and able to consummate the Arrangement and the conditions to its obligation to close have been satisfied or waived, and the JV Purchaser fails to fund the Consideration and consummate the closing within five business days thereafter.

Under the Arrangement Agreement, Slate will be required to pay the JV Purchaser a termination fee of $31,428,225 (the “Slate Termination Fee”) if the Arrangement Agreement is terminated (i) by Slate in order to enter into a definitive agreement with respect to a Superior Proposal, (ii) by the JV Purchaser following a Change in Recommendation, (iii) by the JV Purchaser following a material breach of the non-solicitation provisions of the Arrangement Agreement resulting from a Willful Breach, or (iv) if (A) the Arrangement Agreement is terminated following the failure to obtain the Required Approval, the occurrence of the Outside Date or a breach by Slate that would cause the applicable closing conditions not to be satisfied, and an Acquisition Proposal had been made, publicly announced, publicly disclosed or otherwise communicated to Slate prior to such termination, or (B) the Arrangement Agreement is terminated by the JV Purchaser following certain material breaches of the non-solicitation provisions, and, in either case, within 12 months following such termination, Slate enters into a definitive agreement relating to, or consummates, an Acquisition Proposal.

The JV Purchaser may terminate the Arrangement Agreement if (i) Slate breaches its representations, warranties, covenants or agreements in a manner that would cause the related closing conditions not to be satisfied, subject to applicable cure rights, (ii) prior to receipt of the Required Approval if the Slate Board or the Slate Special Committee changes, withdraws, modifies, qualifies or fails to maintain its recommendation in favor of the Arrangement, recommends or supports a competing Acquisition Proposal, enters into or permits Slate to enter into a definitive agreement relating to a competing Acquisition Proposal, fails to oppose or remains neutral with respect to a competing Acquisition Proposal beyond specified periods, or fails to publicly reaffirm its recommendation in favor of the Arrangement when requested by the JV Purchaser, (iii) Slate materially breaches the non-solicitation provisions of the Arrangement Agreement, (iv) a REIT Material Adverse Effect has occurred, or (v) after the date of the Arrangement Agreement, any of the Manager Transaction Agreements or the NAEF Purchase Agreement has been validly terminated in accordance with the terms and conditions therein.

The JV Purchaser will be required to pay Slate a termination fee of $62,856,450 (the “Purchaser Termination Fee”) if the Arrangement Agreement is terminated by Slate as a result of a breach by the JV Purchaser of its representations, warranties, covenants or agreements that would cause the related closing conditions not to be satisfied, subject to applicable cure rights, or if the JV Purchaser fails to fund the required consideration and consummate the Arrangement after the applicable closing conditions have been satisfied or waived.

In addition, if the Arrangement Agreement is terminated by the JV Purchaser as a result of a breach by Slate of its representations, warranties, covenants or agreements, Slate will be required to reimburse the JV Purchaser for documented out-of-pocket costs and expenses up to $10 million, provided that if any such reimbursement amount is paid to the JV Purchaser and the Slate Termination Fee later becomes payable, then the Slate Termination Fee will be reduced by such reimbursement amount previously paid to the JV Purchaser.

The maximum aggregate liability of the JV Purchaser and its related parties for monetary damages or other monetary remedies in connection with the Arrangement Agreement is subject to a cap (the “Purchaser Liability Cap”) as set forth in the Arrangement Agreement.

Manager Matters

Simultaneously with the execution of the Arrangement Agreement, Slate, certain Slate subsidiaries and the Manager entered into a Termination and Transaction Support Agreement, pursuant to which the Management Agreement will terminate upon the closing of the Arrangement. In connection with such termination, the Manager will receive a fixed termination payment of $50 million, which will constitute the sole consideration payable in connection with the termination of the Management Agreement by the Property Owners (as defined in the Termination and Transaction Support Agreement) with Slate as guarantor, subject to the terms thereof. The Manager has also agreed to support the Arrangement and provide certain transition, cooperation and post-closing assistance services for a limited period following closing. The JV Purchaser is an express third-party beneficiary of the agreement and certain obligations thereunder are enforceable by the JV Purchaser.

The foregoing description of the Arrangement Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Arrangement Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated herein by reference. The Arrangement Agreement has been attached as an exhibit to provide investors with information regarding its terms. It is not intended to provide any other factual or financial information about Brixmor, the JV Purchaser, Slate or any of their respective affiliates or businesses. The representations, warranties, covenants and agreements contained in the Arrangement Agreement were made only for the purposes of such agreement and as of specified dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties have been qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Arrangement Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties, covenants and agreements contained in the Arrangement Agreement or any descriptions thereof as characterizations of the actual state of facts or condition of Brixmor, the JV Purchaser, Slate or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Arrangement Agreement, which subsequent information may or may not be fully reflected in Brixmor’s public disclosures.

Commitments and Guarantees

Operating Partnership Bridge Commitment Letter

The Operating Partnership intends to pay its share of the cash equity contribution to the JV Purchaser and other fees and expenses required to be paid in connection with the Slate Transaction from cash on hand and borrowings. The Operating Partnership has obtained a financing commitment for a $988 million senior 364-day bridge term loan facility (the “Bridge Facility”) pursuant to a commitment letter (the “Bridge Commitment Letter”) dated as of September 27, 2026, with Royal Bank of Canada (“RBC”). Pursuant to the Bridge Commitment Letter, subject to the terms and conditions set forth therein, RBC has committed to provide the full amount of the Bridge Facility. The funding of the Bridge Facility provided for in the Bridge Commitment Letter is contingent upon the satisfaction of customary conditions, including (i) execution and delivery of definitive documentation with respect to the Bridge Facility in accordance with the terms set forth in the Bridge Commitment Letter and (ii) consummation of the Arrangement in accordance with the Arrangement Agreement. The actual documentation governing the Bridge Facility has not been finalized, and accordingly, the actual terms may differ from the description of such terms in the Bridge Commitment Letter.

Availability under the Bridge Facility will be reduced by the net cash proceeds from customary mandatory commitment reduction and prepayment events from issuances of equity, the incurrence of certain other debt or the sale of available assets, in each case subject to limited exceptions. The Operating Partnership expects to replace some or all of the Bridge Facility prior to the closing of the Slate Transaction with other permanent debt or equity financing. There can be no assurance that the permanent financing will be completed.

JV Purchaser Financing

The JV Purchaser has secured committed financing, consisting of (i) equity financing to be provided by each of the Operating Partnership and certain affiliates of Everview on the terms and subject to the conditions set forth in equity commitment letters (the “Equity Commitment Letters”), and (ii) debt financing to be provided by certain lenders on the terms and subject to the conditions set forth in debt commitment letters (collectively, the “Debt Commitment Letter”), the aggregate proceeds of which are expected to be sufficient for the JV Purchaser to pay the required amount, including the aggregate Consideration and all related fees and expenses. The closing of the Slate Transaction is not conditioned on the JV Purchaser obtaining the debt financing. The Debt Commitment Letter is subject to a limited number of customary conditions to the funding of the debt financing.

Limited Guarantees

In addition, each of the Operating Partnership and certain affiliates of Everview have entered into limited guarantees in favor of Slate (the “Slate Limited Guarantees”), pursuant to which they have guaranteed, on a several basis, certain payment obligations of the JV Purchaser under the Arrangement Agreement, including the Purchaser Termination Fee and certain other guaranteed obligations, subject to the terms and conditions of Slate Limited Guarantees.

Specific Performance

Under specified circumstances, including where all conditions to the JV Purchaser’s obligation to close have been satisfied and the JV Purchaser fails to consummate the closing, Slate is entitled to seek specific performance to cause the JV Purchaser to draw down and fund the equity financing under the Equity Commitment Letters and to consummate the Arrangement, subject to the terms and conditions set forth in the Arrangement Agreement. In no event may Slate receive both a grant of specific performance and the Purchaser Termination Fee. Slate does not have any right to require Brixmor or the Operating Partnership to fund Everview’s commitments under its Equity Commitment Letter in the event of a breach by Everview of its commitments under such Equity Commitment Letter.

NAEF Equity Purchase and Sale Agreement

On September 27, 2026, the JV Purchaser and Slate North American Essential Real Estate REIT, Inc. (“NAEF”) entered into an Equity Purchase and Sale Agreement (the “NAEF Purchase Agreement”) pursuant to which JV Purchaser agreed to purchase from NAEF the interest of NAEF in the joint ventures between Slate and NAEF. The closing of the NAEF Purchase Agreement is conditioned upon, and will occur substantially concurrently with, the consummation of the Arrangement. Pursuant to the NAEF Purchase Agreement, JV Purchaser will pay an aggregate purchase price of $187.5 million, subject to certain adjustments described in the NAEF Purchase Agreement. The purchase price also includes an additional consideration component that functions as a ticking fee, equal to $33,755.97 multiplied by the number of calendar days elapsed after January 20, 2027, until (but not including) the Closing Date, rounded to the nearest one-hundredth of a cent. At and contingent upon the closing, the JV Purchaser will also reimburse NAEF for documented out-of-pocket fees and expenses incurred in connection with the transaction, subject to a cap of $7,500,000. In addition, if the NAEF Purchase Agreement is terminated in circumstances where the Purchaser Termination Fee becomes payable under the Arrangement Agreement, the JV Purchaser will reimburse NAEF for documented out-of-pocket fees and expenses up to a maximum aggregate amount of $500,000.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 27, 2026, William D. Rahm, a director of Brixmor and the Founder and Chief Executive Officer of Everview, advised Brixmor that in the event of the consummation of the Slate Transaction, he does not intend to stand for reelection to Brixmor’s board of directors at its 2027 Annual Meeting of Stockholders.

Item 7.01	Regulation FD Disclosure.

On September 28, 2026, Brixmor issued a press release announcing the execution of the Arrangement Agreement and the NAEF Purchase Agreement. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information contained in Item 7.01 of this report, including the information in Exhibit 99.1 attached to this report, is furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Furthermore, the information in Item 7.01 of this report, including the information in Exhibit 99.1 attached to this report, shall not be deemed to be incorporated by reference in the filings of the registrant under the Securities Act of 1933, as amended.

Item 8.01	Other Events.

The following table presents certain information about the Brixmor Portfolio:

Property	Market	GLA (SF)	Grocer
98 Palms	Destin, FL	84,700	Aldi
Uptown Station	Destin, FL	269,600	Aldi
Oak Hill Village	Jacksonville, FL	78,500	Publix
Flamingo Falls	Miami, FL	108,400	The Fresh Market
River Run	Miami, FL	93,600	Publix
Sheridan Square	Miami, FL	66,900	Walmart Neighborhood Market
Countryside Shoppes	Naples, FL	73,300	Aldi
Mission Hills Shopping Center	Naples, FL	85,100	Winn-Dixie
Good Homes Plaza	Orlando, FL	165,700	Publix
Skyview Plaza	Orlando, FL	265,400	Presidente Supermarket
Cordova Commons	Pensacola, FL	164,300	The Fresh Market
Abbott’s Village	Atlanta, GA	106,600	Publix
Riverstone Plaza	Atlanta, GA	307,700	Publix
Windmill Plaza(1)	Detroit, MI	206,000	Kroger
Mooresville Consumer Square	Charlotte, NC	272,800	Walmart Supercenter
Renaissance Square	Charlotte, NC	80,800	Harris Teeter
Battleground Village	Greensboro, NC	73,200	Aldi
Bells Fork Square	Greenville, NC	71,700	Harris Teeter
Clayton Corners	Raleigh-Cary, NC	125,700	Lowe’s Foods
Harper Hills Commons	Winston-Salem, NC	96,900	Harris Teeter
Tanglewood Commons	Winston-Salem, NC	78,500	Harris Teeter
Derry Meadows Shoppes	Boston, MA-NH	151,900	Hannaford Brothers
North Augusta Plaza	Augusta, GA-SC	229,700	Publix
Total: 23 assets		3,257,000

(1) Will own a 50% interest in this property

Cautionary Statement Regarding Forward-Looking Statements

This Report may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements regarding the expected timetable for completing the proposed transaction, benefits of the proposed transaction, and any other statements regarding Brixmor’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance and other non-historical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include, but are not limited to, those described under the sections entitled “Forward-Looking Statements” and “Risk Factors” in our Form 10-K for the year ended December 31, 2025, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at https://www.sec.gov. These factors include, but are not limited to: (1) the ability of us and the new joint venture to successfully consummate the Slate Transaction, or to do so in the expected timeframe; (2) the ability of us and the new joint venture to realize the expected benefits of the transaction; (3) our ability to integrate the operations of the properties we are acquiring in the transaction and to manage the new joint venture; (4) changes in national, regional, and local economies, due to global events such as international geopolitical conflicts, international trade disputes, a foreign debt crisis, foreign currency volatility, or due to domestic issues, such as government policies and regulations, tariffs, energy prices, market dynamics, general economic contractions, ongoing levels of inflation and interest rates, unemployment, or limited growth in consumer income or spending; (5) local real estate market conditions, including an oversupply of space in, or a reduction in demand for, properties similar to those in our portfolio; (6) competition from other available properties and e-commerce; (7) disruption and/or consolidation in the retail sector, the financial stability of our tenants, and the overall financial condition of large retailing companies, including their ability to pay rent and/or expense reimbursements that are due to us; (8) in the case of percentage rents, the sales volumes of our tenants; (9) increases in property operating expenses, including common area expenses, utilities, insurance, and real estate taxes, which are relatively inflexible and generally do not decrease if revenue or occupancy decrease; (10) increases in the costs to repair, renovate, and re-lease space; (11) earthquakes, wildfires, tornadoes, hurricanes, damage from rising sea levels due to climate change, other natural disasters, epidemics and/or pandemics, civil unrest, terrorist acts, or acts of war, any of which may result in uninsured or underinsured losses; (12) changes in laws and governmental regulations, including those governing usage, zoning, the environment, privacy, data security, intellectual property rights, and taxes; and (13) cybersecurity incidents or other disruptions to information technology systems used by us, our tenants, or our vendors, which could compromise data or impair business operations. Brixmor undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Further Information

This Report is not intended to and does not constitute or form part of any offer to sell or subscribe for or any invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the proposed transaction described herein or otherwise.

Item 9.01	Financial Statements and Exhibits

(d) The following exhibits are attached to this Current Report on Form 8-K:

2.1*	Arrangement Agreement, dated September 27, 2026, by and among EP/BRX Holdings LLC, Slate Grocery REIT, and 1001700324 Ontario Inc.
99.1	Press Release, dated September 28, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Certain schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Brixmor hereby undertakes to furnish supplemental copies of any of the omitted schedules upon request by the SEC; provided, however, that Brixmor may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedules so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Date: September 28, 2026	BRIXMOR PROPERTY GROUP INC.

	By:	/s/ Steven F. Siegel
	Name:	Steven F. Siegel
	Title:	Executive Vice President, General Counsel and Secretary

BRIXMOR OPERATING PARTNERSHIP LP

	By:	Brixmor OP GP LLC, its general partner

	By:	BPG Subsidiary LLC, its sole member

	By:	/s/ Steven F. Siegel
	Name:	Steven F. Siegel
	Title:	Executive Vice President, General Counsel and Secretary